TRACTOR SUPPLY COMPANY REPORTS THIRD QUARTER 2025 FINANCIAL RESULTS; NARROWS FISCAL YEAR 2025 GUIDANCE RANGE

Brentwood, Tenn., October 23, 2025 - Tractor Supply Company (NASDAQ: TSCO), the largest rural lifestyle retailer in the United States (the “Company”), today reported financial results for its third quarter ended September 27, 2025.

●	Net Sales Increased 7.2% to a Record $3.72 Billion
●	Comparable Store Sales Increased 3.9%; Comparable Average Transaction Growth of 2.7%
●	Diluted Earnings per Share (“EPS”) of $0.49

“The Tractor Supply team delivered a strong third quarter. This performance was driven by ongoing share gains, agile execution through an extended summer season and healthy transaction growth,” said Hal Lawton, President and Chief Executive Officer of Tractor Supply. “Our results were in line with our expectations and reflect the unwavering commitment of our 52,000 Team Members who live Life Out Here every day.”

“As we enter the fourth quarter, we are well positioned for the fall and winter seasons, operating with discipline and controlling what we can control. With improved visibility on tariffs and the broader demand environment, we are narrowing our full-year guidance range to reflect our year-to-date performance and a balanced outlook. We are encouraged by the early momentum in our Life Out Here 2030 strategic initiatives — enhancing the customer experience, expanding our capabilities and strengthening our foundation for long-term growth.”

Third Quarter 2025 Results
Net sales for the third quarter of 2025 increased 7.2% to $3.72 billion from $3.47 billion in the third quarter of 2024. The increase in net sales was driven primarily by the growth in comparable store sales, as well as new store openings and the contribution from Allivet. Comparable store sales increased 3.9%, as compared to a decrease of 0.2% in the prior year’s third quarter, reflecting a comparable average transaction count increase of 2.7% and comparable average ticket growth of 1.2%. Comparable store sales growth was driven by strength in spring and summer seasonal products and continued momentum in core categories, especially consumable, usable and edible (C.U.E.) products.

Gross profit increased 7.7% to $1.39 billion from $1.29 billion in the prior year’s third quarter. Gross margin rate increased 15 basis points to 37.4% from 37.2% in the prior year’s third quarter. Gross margin improvement from the Company’s ongoing focus on product cost management and the continued execution of an everyday low price strategy was partially offset by tariff costs and higher transportation costs.

Selling, general and administrative (“SG&A”) expenses, including depreciation and amortization, increased 8.4% to $1.05 billion from $965.8 million in the prior year’s third quarter. As a percentage of net sales, SG&A expenses increased to 28.1% from 27.8% in the third quarter of 2024. The increase in SG&A as a percent of net sales was primarily attributable to planned investments, as well as the timing of higher incentive compensation as the Company lapped lower accruals in the prior year and a lower sale-leaseback benefit, consistent with expectations. These factors were partially offset by an ongoing focus on productivity and fixed cost leverage.

Operating income increased 5.6% to $342.7 million from $324.6 million in the third quarter of 2024.

The effective income tax rate was 21.0% compared to 22.3% in the third quarter of 2024, primarily reflecting the timing of certain tax planning initiatives that the Company expects to normalize over the full year.

Net income increased 7.4% to $259.3 million from $241.5 million. Diluted EPS increased 8.6% to $0.49 compared to $0.45 in the third quarter of 2024.

The Company repurchased approximately 1.3 million shares of its common stock for $75.4 million and paid quarterly cash dividends totaling $121.9 million, returning a total of $197.3 million of capital to shareholders in the third quarter of 2025.

The Company opened 29 new Tractor Supply stores and closed one Petsense by Tractor Supply store in the third quarter of 2025.

Fiscal Year 2025 Financial Outlook
Based on year-to-date performance and a comparable store sales outlook of +1% to +5% for the fourth quarter, Tractor Supply is narrowing its financial guidance for fiscal year 2025:

	Updated	Previous
Net Sales	+4.6% to +5.6%	+4% to +8%
Comparable Store Sales	+1.4% to +2.4%	+0% to +4%
Operating Margin Rate	9.5% to 9.7%	9.5% to 9.9%
Net Income	$1.09 billion to $1.14 billion	$1.07 billion to $1.17 billion
Earnings per Diluted Share	$2.06 to $2.13	$2.00 to $2.18

Conference Call Information
Tractor Supply Company will hold a conference call today, Thursday, October 23, 2025 at 10 a.m. ET. The call will be webcast live at IR.TractorSupply.com. An investor presentation will be available on the investor relations section of the Company’s website at least 15 minutes prior to the conference call.

Please allow extra time prior to the call to visit the site and download the streaming media software required to listen to the webcast.

A replay of the webcast will also be available at IR.TractorSupply.com shortly after the conference call concludes.

About Tractor Supply Company
For more than 85 years, Tractor Supply Company (NASDAQ: TSCO) has been passionate about serving the needs of recreational farmers, ranchers, homeowners, gardeners, pet enthusiasts and all those who enjoy living Life Out Here. Tractor Supply is the largest rural lifestyle retailer in the U.S., ranking 296 on the Fortune 500. The Company’s more than 52,000 Team Members are known for delivering legendary service and helping customers pursue their passions, whether that means being closer to the land, taking care of animals or living a hands-on, DIY lifestyle. In store and online, Tractor Supply provides what customers need – anytime, anywhere, any way they choose at the low prices they deserve.

As part of the Company’s commitment to caring for animals of all kinds, Tractor Supply is proud to include Petsense by Tractor Supply, a pet specialty retailer, and Allivet, a leading online pet pharmacy, in its family of brands. Together, Tractor Supply is able to provide comprehensive solutions for pet care, livestock wellness and rural living, ensuring customers and their animals thrive. From its stores to the customer’s doorstep, Tractor Supply is here to serve and support Life Out Here.

As of September 27, 2025, the Company operated 2,364 Tractor Supply stores in 49 states and 206 Petsense by Tractor Supply stores in 23 states. For more information, visit www.tractorsupply.com and www.Petsense.com.

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Forward-Looking Statements

This press release contains certain forward-looking statements, including statements regarding market share gains, value creation, customer trends, new stores and distribution centers, property development plans, return of capital, financial guidance for fiscal 2025, including net sales, comparable store sales, operating margin rates, net income, earnings per diluted share and sale-leaseback transactions. All forward-looking statements are subject to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, are subject to the finalization of the Company’s quarterly financial and accounting procedures, and may be affected by certain risks and uncertainties, any one, or a combination, of which could materially affect the results of the Company’s operations. Forward-looking statements are usually identified by or are associated with such words as “will,” “would,” “intend,” “expect,” “continue,” “believe,” “anticipate,” “optimistic,” “forecasted” and similar terminology. Actual results could vary materially from the expectations reflected in these statements. As with any business, all phases of our operations are subject to facts outside of our control. These factors include, without limitation, the impact of the changes in tariffs and the corresponding macroeconomic pressures and those factors discussed in the “Risk Factors” section of the Company’s Annual Reports or Form 10-K and other filings with the Securities and Exchange Commission. Forward-looking statements made by or on behalf of the Company are based on knowledge of its business and the environment in which it operates, but because of the factors listed above, actual results could differ materially from those reflected by any forward-looking statements. Consequently, all of the forward-looking statements made are qualified by these cautionary statements and those contained in the Company’s Annual Report on Form 10-K, quarterly reports on Form 10-Q, and other filings with the Securities and Exchange Commission. There can be no assurance that the results or developments anticipated by the Company will be realized or, even if substantially realized, that they will have the expected consequences to or effects on the Company or its business and operations. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company does not undertake any obligation to release publicly any revisions to these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events, except as required by law.

(Financial tables to follow)

Consolidated Statements of Income
(Unaudited)
(in thousands, except per share and percentage data)

	Three Months Ended				Nine Months Ended
	September 27, 2025		September 28, 2024		September 27, 2025		September 28, 2024
		% of		% of		% of		% of
		Net		Net		Net		Net
		Sales		Sales		Sales		Sales
Net sales	$3,719,044	100.00%	$3,468,245	100.00%	$11,625,726	100.00%	$11,109,700	100.00%
Cost of merchandise sold	2,329,812	62.65	2,177,797	62.79	7,341,097	63.15	7,042,773	63.39
Gross profit	1,389,232	37.35	1,290,448	37.21	4,284,629	36.85	4,066,927	36.61
Selling, general and administrative expenses	922,454	24.80	852,299	24.57	2,748,723	23.64	2,590,637	23.32
Depreciation and amortization	124,069	3.34	113,550	3.27	366,248	3.15	327,107	2.94
Operating income	342,709	9.21	324,599	9.36	1,169,658	10.06	1,149,183	10.34
Interest expense, net	14,667	0.39	13,875	0.40	52,291	0.45	37,389	0.34
Income before income taxes	328,042	8.82	310,724	8.96	1,117,367	9.61	1,111,794	10.01
Income tax expense	68,774	1.85	69,254	2.00	248,687	2.14	246,960	2.22
Net income	$259,268	6.97%	$241,470	6.96%	$868,680	7.47%	$864,834	7.78%

Net income per share:
Basic (a)	$0.49		$0.45		$1.64		$1.61
Diluted (a)	$0.49		$0.45		$1.63		$1.60

Weighted average shares outstanding:
Basic (a)	529,742		535,836		530,601		538,070
Diluted (a)	532,143		538,390		532,816		540,733

Dividends declared per common share outstanding (a)	$0.23		$0.22		$0.69		$0.66

(a) All share and per share information has been adjusted to reflect the five-for-one Stock Split effective December 20, 2024.

Note: Percent of net sales amounts may not sum to totals due to rounding.

Consolidated Statements of Comprehensive Income
(Unaudited)
(in thousands)

	Three Months Ended		Nine Months Ended
	September 27, 2025	September 28, 2024	September 27, 2025	September 28, 2024
Net Income	$259,268	$241,470	$868,680	$864,834
Other comprehensive loss:
Change in fair value of interest rate swaps, net of taxes	—	(2,130)	(1,217)	(4,243)
Total other comprehensive loss	—	(2,130)	(1,217)	(4,243)
Total comprehensive income	$259,268	$239,340	$867,463	$860,591

Consolidated Balance Sheets
(Unaudited)
(in thousands)

	September 27, 2025	September 28, 2024
ASSETS
Current assets:
Cash and cash equivalents	$184,639	$186,294
Inventories	3,252,825	3,082,519
Prepaid expenses and other current assets	209,652	199,967
Income taxes receivable	—	14,381
Total current assets	3,647,116	3,483,161
Property and equipment, net	3,018,254	2,632,895
Operating lease right-of-use assets	3,743,029	3,295,678
Goodwill and other intangible assets	399,297	269,520
Other assets	68,906	86,643
Total assets	$10,876,602	$9,767,897

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$1,549,176	$1,349,817
Accrued employee compensation	56,431	53,065
Other accrued expenses	734,405	551,847
Current portion of finance lease liabilities	4,512	3,402
Current portion of operating lease liabilities	416,922	387,578
Income taxes payable	40,856	—
Total current liabilities	2,802,302	2,345,709
Long-term debt	1,744,223	1,831,218
Finance lease liabilities, less current portion	28,950	28,831
Operating lease liabilities, less current portion	3,527,699	3,082,653
Deferred income taxes	53,288	48,800
Other long-term liabilities	146,955	141,926
Total liabilities	8,303,417	7,479,137

Stockholders’ equity:
Common stock (a)	7,127	7,114
Additional paid-in capital (a)	1,420,706	1,356,772
Treasury stock	(6,267,791)	(5,869,286)
Accumulated other comprehensive income	—	2,550
Retained earnings	7,413,143	6,791,610
Total stockholders’ equity	2,573,185	2,288,760
Total liabilities and stockholders’ equity	$10,876,602	$9,767,897

(a) Common stock and Additional paid-in capital balances have been adjusted to reflect the five-for-one Stock Split effective December 20, 2024.

Consolidated Statements of Cash Flows
(Unaudited)
(in thousands)

	Nine Months Ended
	September 27, 2025	September 28, 2024
Cash flows from operating activities:
Net income	$868,680	$864,834
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	366,248	327,107
(Gain)/loss on disposition of property and equipment	(66,046)	(38,751)
Share-based compensation expense	41,290	35,124
Deferred income taxes	16,756	(21,212)
Change in assets and liabilities:
Inventories	(394,426)	(436,665)
Prepaid expenses and other current assets	(8,357)	9,092
Accounts payable	301,773	170,014
Accrued employee compensation	(44,722)	(38,413)
Other accrued expenses	109,973	(227)
Income taxes	57,818	(11,920)
Other	61,438	44,627
Net cash provided by operating activities	1,310,425	903,610
Cash flows from investing activities:
Capital expenditures	(629,213)	(538,018)
Proceeds from sale of property and equipment	92,238	77,895
Acquisition of Allivet, net of cash acquired	(139,895)	—
Net cash used in investing activities	(676,870)	(460,123)
Cash flows from financing activities:
Borrowings under debt facilities	2,190,000	585,000
Repayments under debt facilities	(2,280,000)	(485,000)
Principal payments under finance lease liabilities	(3,048)	(1,317)
Repurchase of shares to satisfy tax obligations	(15,696)	(23,618)
Repurchase of common stock	(244,010)	(406,663)
Net proceeds from issuance of common stock	18,591	32,516
Cash dividends paid to stockholders	(366,244)	(355,182)
Net cash used in financing activities	(700,407)	(654,264)
Net decrease in cash and cash equivalents	(66,852)	(210,777)
Cash and cash equivalents at beginning of period	251,491	397,071
Cash and cash equivalents at end of period	$184,639	$186,294

Supplemental disclosures of cash flow information:
Cash paid during the period for:
Interest, net of amounts capitalized	$41,009	$36,433
Income taxes	$55,449	$278,273

Supplemental disclosures of non-cash activities:
Non-cash accruals for property and equipment	$123,631	$75,332
Increase in operating lease liabilities resulting from new or modified right-of-use assets	$629,056	$442,399
Increase in finance lease liabilities resulting from new or modified right-of-use assets	$4,289	$—

Selected Financial and Operating Information
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 27, 2025	September 28, 2024	September 27, 2025	September 28, 2024
Sales Information:
Comparable store sales increase/(decrease)	3.9%	(0.2)%	1.5%	—%
New store sales (% of total sales)	3.1%	2.0%	2.9%	2.0%
Average transaction value	$59.48	$58.87	$60.18	$60.48
Comparable store average transaction value increase/ (decrease) (a)	1.2%	(0.5)%	(0.3)%	(0.2)%
Comparable store average transaction count increase/(decrease)	2.7%	0.3%	1.9%	0.3%
Total selling square footage (000’s)	40,253	38,668	40,253	38,668
Exclusive brands (% of total sales)	29.2%	29.1%	29.4%	28.8%
Imports (% of total sales)	9.8%	10.4%	10.7%	10.8%

Store Count Information:
Tractor Supply
Beginning of period	2,335	2,254	2,296	2,216
New stores opened	29	16	68	54
Stores closed	—	—	—	—
End of period	2,364	2,270	2,364	2,270
Petsense by Tractor Supply
Beginning of period	207	205	206	198
New stores opened	—	—	4	7
Stores closed	(1)	—	(4)	—
End of period	206	205	206	205
Consolidated end of period	2,570	2,475	2,570	2,475

Pre-opening costs (000’s)	$5,510	$2,240	$12,786	$6,853

Balance Sheet Information:
Average inventory per store (000’s) (b)	$1,201.5	$1,161.6	$1,201.5	$1,161.6
Inventory turns (annualized)	3.06	3.03	3.24	3.28
Share repurchase program:
Cost (000’s) (c)	$75,904	$151,342	$242,553	$410,431
Average purchase price per share (d)	$59.32	$53.43	$54.73	$51.84

(a) Comparable store average transaction value changes include the impact of transaction value changes achieved on the current period change in transaction count.
(b) Assumes average inventory cost, excluding inventory in transit.
(c) Effective January 1, 2023, the Company’s share repurchases are subject to a 1% excise tax as a result of the Inflation Reduction Act of 2022. Excise taxes incurred on share repurchases represent direct costs of the repurchase and are recorded as a part of the cost basis of the shares within treasury stock.
(d) All share and per share information has been adjusted to reflect the five-for-one Stock Split effective December 20, 2024.
Note: Comparable store metrics percentages may not sum to total due to rounding.

	Three Months Ended		Nine Months Ended
	September 27, 2025	September 28, 2024	September 27, 2025	September 28, 2024
Capital Expenditures (millions):
New stores, relocated stores and stores not yet opened	$126.7	$59.1	$271.5	$178.8
Existing stores	64.3	75.6	165.7	209.8
Information technology	44.9	35.7	113.7	95.8
Distribution center capacity and improvements	40.0	13.0	71.6	45.2
Corporate and other	1.7	4.8	6.7	8.4
Total	$277.6	$188.2	$629.2	$538.0